EXHIBIT 11
                               SEQUA CORPORATION

           CALCULATION OF PRIMARY AND FULLY DILUTED LOSSES PER SHARE
          -----------------------------------------------------------
                                                           (Unaudited)
                                                       For the Six Months
                                                          Ended June 30,
                                                        -----------------
                                                         1994       1993
                                                         ----       ----
PRIMARY
     Losses
       Loss before extraordinary loss                 $ (3,809)   $(22,042)
       Preferred stock dividend requirements            (1,582)     (1,582)
                                                       -------    --------
       Loss applicable to common
        shareholders before extraordinary loss          (5,391)    (23,624)
       Extraordinary loss on early retirement of
        debt                                            (1,083)       -
                                                      --------    --------
       Net loss applicable to common
        shareholders                                  $ (6,474)   $(23,624)
                                                      ========    ========

     Shares
       Common and common equivalent shares               9,655       9,655
                                                      ========    ========

     Primary loss per common share
       Loss before extraordinary loss                 $  (.56)    $  (2.45)
       Extraordinary loss on early retirement of
        debt                                             (.11)         -
                                                      -------     --------
       Net loss                                       $  (.67)    $  (2.45)
                                                      =======     ========

*FULLY DILUTED
 -------------
     Losses
       Loss before extraordinary loss                 $ (3,809)   $(22,042)
       Extraordinary loss on early retirement of
        debt                                            (1,083)       -
       Net loss                                       $ (4,892)   $(22,042)

                                                      ========    ========
     Shares
       Common and common equivalent shares              10,493      10,493
                                                      ========    ========

     Fully diluted loss per common share
       Loss before extraordinary loss                 $   (.37)   $  (2.10)
       Extraordinary loss on early retirement
         of debt                                          (.10)        -
                                                      --------    --------
       Net loss                                       $   (.47)   $  (2.10)
                                                      ========    ========

SHARES
- - ------
       Weighted average common shares outstanding        9,655       9,655
       Preferred stock assumed to be converted             838         838
                                                      --------    --------
       Common and common equivalent shares              10,493      10,493
                                                      ========    ========
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[FN]

(*)The 1994 and 1993 fully diluted losses per share calculations are anti-dilutive; therefore, fully diluted losses per share have not been presented in the Consolidated Statement of Income.